Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

THE DATING COMPANY LLC

and

PEERSTREAM, INC.

January 31, 2019

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS; INTERPRETATIVE MATTERS		1

	1.1	Definitions	1
	1.2	Certain Interpretive Matters and Definitions	7

ARTICLE II	PURCHASE AND SALE		7

	2.1	Purchase of Assets	7
	2.2	Excluded Assets	9
	2.3	Assumption of Liabilities	9
	2.4	Consideration	11

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER		11

	3.1	Existence and Good Standing	11
	3.2	Authorization	11
	3.3	No Violation	11
	3.4	Financial Statements and Related Matters	12
	3.5	Tax Matters	12
	3.6	Assets and Properties	13
	3.7	Compliance with Laws	13
	3.8	Assumed Contracts	13
	3.9	Litigation and Related Matters	14
	3.10	Intellectual Property	14
	3.11	Privacy and Information Security	17
	3.12	Employee Benefit Plans	19
	3.14	Insurance	21
	3.15	Warranties	21
	3.16	Business Relations	21
	3.17	Absence of Certain Changes or Events	22
	3.18	Interests in Other Persons	22
	3.19	Brokerage, Financial Advisor or Finder Fees	22

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER		22

	4.1	Existence and Good Standing	22
	4.2	Authorization	23
	4.3	No Violation	23
	4.4	Consents	23
	4.5	Brokerage, Financial Advisor or Finder Fees	23

ARTICLE V	COVENANTS OF THE PARTIES		23

	5.1	Records Pertaining to Seller	23
	5.2	Public Announcements	23
	5.3	Employee Matters	24
	5.4	Tax Matters	24
	5.5	Trade Payables	25

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ARTICLE VI	CLOSING		25

	6.1	Closing	25
	6.2	Conditions to Buyer’s Obligations	25
	6.3	Conditions to Obligations of Seller	26

ARTICLE VII	INDEMNIFICATION		27

	7.1	Buyer’s Losses	27
	7.2	Seller’s Losses	27
	7.3	Losses	27
	7.4	Notice of Loss	27
	7.5	Right to Defend	28
	7.6	Cooperation	29
	7.7	Limitation on Remedies	29
	7.8	Characterization of Indemnity Payment for Tax Purposes	30
	7.9	Materiality	30

ARTICLE VIII	POST-CLOSING MATTERS		30

	8.1	Access; Cooperation	30
	8.2	Non-Competition; Non-Solicitation; Confidentiality	30
	8.3	Non-Disparagement	32
	8.4	Rights of Endorsement	32

ARTICLE IX	MISCELLANEOUS		32

	9.1	Entire Agreement	32
	9.2	Successors and Assigns	33
	9.3	Counterparts	33
	9.4	Headings	33
	9.5	Use of Certain Terms	33
	9.6	Modification and Waiver	33
	9.7	Schedules	33
	9.8	Notices	33
	9.9	Governing Law; Jurisdiction	34
	9.10	Responsibility for Taxes	34
	9.11	Invalid Provisions	34
	9.12	Expenses	34
	9.13	Third Party Beneficiaries	34
	9.14	Number and Gender of Words	34
	9.15	Further Assurances	34

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 31st day of January, 2019 by and between THE DATING COMPANY LLC, a Delaware limited liability company (“Buyer”) and PEERSTREAM, INC., a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

INTRODUCTION

WHEREAS, Seller is in the business of online dating services (the “Business”) under the domain names FirstMet, 50more and The Grade and desires to sell substantially all of its assets with respect to the Business to Buyer, and Buyer desires to acquire such assets and assume certain obligations from Seller under the terms and conditions set forth herein (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and conditions hereinafter set forth, the Parties do hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATIVE MATTERS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Affiliate” means (a) any director, manager, officer, shareholder, member, partner or employee of a Person, or (b) any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person or entity. Control and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of more than fifty percent (50%) of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Business IP” means (i) “off-the-shelf” programs or products or other “shrink wrap” software that is not customized or modified and is licensed in the ordinary course of business for an aggregate license or annual subscription or other payment of less than $3,000), and (ii) enterprise software used by Seller in connection with the operation of the Business having aggregate license fees or annual subscription fees, including maintenance and support fees, of less than $100,000.

“Assumed Contracts” has the meaning set forth in Section 2.3(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Business” has the meaning set forth in the Introduction.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Business Intellectual Property” or “Business IP” means Intellectual Property, other than Sourced Intellectual Property, owned or used by Seller in the conduct of the Business.

“Business Permits” has the meaning set forth in Section 3.7.

“Business Records” has the meaning set forth in Section 2.1(g).

“Buyer” has the meaning set forth in the Preamble.

“Cap” has the meaning set forth in Section 7.7(c).

“Cash Consideration” has the meaning set forth in Section 2.4.

“Claim Notice” has the meaning set forth in Section 7.7(a).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Confidential Information” has the meaning set forth in Section 8.2(c).

“Contracts” means all legally enforceable contracts, agreements, leases, subleases, sales and purchase orders, commitments and other instruments to which Seller is a party or which are binding upon Seller.

“Data Subject” shall mean an identified or identifiable natural person.

“Debt” with respect to any Person means, without duplication, (a) any obligation or liability of such Person for borrowed money; (b) all obligations or liabilities incurred by such Person for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in the ordinary course of business; (c) customer deposits, progress payments and other deferred revenue, except for the Deferred Revenue Liabilities; (d) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (e) capitalized lease obligations of such Person; (f) all Guarantees of such Person; (g) annual employee bonus obligations; (h) all obligations of such Person for deferred purchase price and “earn out” payments with respect to assets, securities or services (other than trade payables arising in the ordinary course of business consistent in all material respects with Seller’s customary trade practices and included in current liabilities); (i) all obligations of such Person with respect to interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar contracts designed to alter the risks of Seller arising from fluctuations in interest rates, currency values or commodity prices; (j) any liabilities not incurred in the ordinary course of business whether or not such items are included as debt in accordance with GAAP; and (k) with respect to items (a)-(j) above, any interest, prepayment penalties, expenses or fees relating to such liabilities.

“Deferred Revenue Liabilities” has the meaning set forth in Section 2.3(a)(ii).

“Effective Time” has the meaning set forth in Section 6.1.

“Employee Benefit Plans” means all plans that provide for pension or retirement income or benefits for the benefit of employees or former employees, and their respective beneficiaries, and all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured (i) that are sponsored or maintained or funded, in whole or in part, by Seller, or to which Seller contributes or is obligated to contribute for the benefit of its employees or former employees, and their respective beneficiaries; or (ii) under which Seller has any liability or contingent liability; excluding statutory benefit plans which Seller is required to participate in or comply with.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person considered a single employer with Seller under Section 4001 of ERISA or section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 6.2(e).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Privacy Laws” shall mean all applicable laws, rules, regulations, codes, orders, decrees, and rulings thereunder related to privacy, security, data protection or data transfer issues implemented in any country outside the US in which the Business operates or in which a Data Subject that the Seller has Personal Data about resides, including the member states of the European Union, including Regulation (EU) 2016/679 (General Data Protection Regulation) (the “GDPR”).

“Fundamental Representations” has the meaning set forth in Section 7.7(b).

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, any court or judicial authority, or any public, private or industry regulatory authority or accrediting authority having binding and enforceable powers over the Person identified, in each case whether federal, state, local or foreign with jurisdiction over the Person identified.

“Guarantee” means any direct or indirect guarantee or other similar contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), with respect to any obligations of another Person, through Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract to (i) purchase, or to advance or supply funds for the payment or purchase of, any such obligations of such Person, (ii) purchase, sell or lease property, products, materials or supplies, or transportation or services in each case to enable such other Person to pay any such obligation or to assure the owner thereof against loss by such other Person or (iii) make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds (other than payments in the ordinary course of business) to or for, such other Person, in each case, in respect of enabling such Person to satisfy an obligation of such Person (including any liability for a dividend or stock liquidation payment) or enabling such other Person to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation of such other Person.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Information System” means a discrete set of electronic information resources organized for the Processing of electronic information, as well as any specialized system such as industrial/process controls systems, telephone switching and private branch exchange systems, and environmental control systems

“Intellectual Property” means any and all of the following as they exist throughout the world: (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, and all works of authorship, including but not limited to computer software (in source code or executable form), firmware, databases, web pages, documentation, (d) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (e) world wide web addresses and domain name registrations; and (f) semiconductor mask works, layouts, architecture or topography.

“Knowledge of Seller” means the actual knowledge of any of Alex Harrington, Jason Katz, Arash Vakil, Matthew Broodie-Stewart, Sean C. Cooley, Botond Denes, Jason Dove, Dirk Heikoop, Emily Joyce, Alan Cost and Nicole Larson, and any other employee or independent contractor of Seller whose duties relate primarily to the Business, and such knowledge that any of the foregoing could be expected to discover or otherwise become aware of in the course of conducting a reasonable inquiry regarding the accuracy of any representation or warranty contained in this Agreement.

“Law” means any law, rule, code, statute, regulation, standard or ordinance of any Governmental Authority that is applicable to the Business.

“Liens” means any mortgage, pledge, hypothecation, right or offers, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever.

“Losses” has the meaning set forth in Section 7.3.

“Material Adverse Effect” means any effect or change that individually or in the aggregate is or could be reasonably expected to be materially adverse to the Business or the assets, operations, financial condition, results of operations, customer, supplier, or employee relationships thereof.

“Order” means any writ, order, judgment, injunction, decree, ruling or consent of or by a Governmental Authority.

“Other Business Lines” has the meaning set forth in Section 8.2(a).

“Paltalk Site” has the meaning set forth in Section 8.2(a).

“Parties” and “Party” have the meanings set forth in the Preamble.

“Patent License Agreement” has the meaning set forth in Section 6.2(f).

“Permits” means licenses, variances, clearances, consents, commissions, exemptions, orders, approvals, franchises, permits, authorizations, accreditations and certificates of any Governmental Authority.

“Permitted Liens” means Liens for Taxes, assessments and other governmental charges that are not yet due and payable.

“Person” means any corporation, partnership, trust, joint venture, limited liability company, entity, natural person, or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Data” or “Personal Information” shall have the meaning of such term or like terms set forth in each of the U.S. Privacy Laws or Foreign Privacy Laws that describes, covers or defines data that identifies or can be used to identify individuals.

“Privacy Laws” shall mean all U.S. Privacy Laws and all Foreign Privacy Laws.

“Privacy Shield” shall mean the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks designed by the U.S. Department of Commerce and the European Commission and Swiss Administration (“Privacy Shield”).

“Process” or “Processing” means any operation or set of operations performed upon information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Registered Business IP” means any Business Intellectual Property including patents, copyrights, trademarks, service marks and Internet domain names that have been registered or issued, or are the subject of a pending application for registration or issuance, by any governmental or, in the case of domain names, private registrar.

“Restricted Business” has the meaning set forth in Section 8.2(a).

“Restricted Content” has the meaning set forth in Section 8.2(a)(i).

“Restricted Period” has the meaning set forth in Section 8.2(a).

“Retained Employees” has the meaning set forth in Section 5.3(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Payables” has the meaning set forth in Section 5.5.

“Sourced Intellectual Property” means Intellectual Property covering or embodied by all information, documentation, data, compilations of data, video files, and other content, whether in graphic, phonic or other form, provided in the first instance by customers and other authorized users of Seller’s websites and other products and services.

“Taxes” means any federal, foreign, provincial, state, county, and local income, gross receipts, excise, import, escheat, real or personal (movable) property, franchise, ad valorem, value added, license, transfer, licensing, sales or use tax or other withholding, social security, Medicare, unemployment compensation or other employment-related tax, or any other charge of any kind (including any Tax liability incurred or borne as a transferee or successor or by contract or otherwise), together with all deficiencies, penalties, additions, interest, assessments, and other governmental charges with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Territory” shall mean the United States, Canada, the United Kingdom and Australia.

“Threshold” has the meaning set forth in Section 7.7(c).

“Total Consideration” has the meaning set forth in Section 2.4.

“Transaction” has the meaning set forth in the Introduction.

“Transfer Taxes” has the meaning set forth in Section 5.4(a).

“Transition Services Agreement” has the meaning set forth in Section 6.2(h).

“U.S. Privacy Laws” shall mean all applicable rules, regulations, codes, orders, decrees, guidelines, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the U.S. or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing, that relate to privacy, Processing, or data transfer issues, including all implementing laws, ordinances, regulations, or guidelines, and all applicable state privacy, security, data protection and destruction, and data breach notification statutes and regulations, including without limitation, M.G.L. c. 93H and I, and the Standards for the Protection of Personal Information of Residents of the Commonwealth of Massachusetts, 201 CMR 17.00 (the “MA Reg”).

1.2 Certain Interpretive Matters and Definitions.

(a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vi) unless otherwise specified, each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, (vii) the terms “liabilities” and “obligations” means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under contract, law, equity or otherwise, and (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer all of the assets related to or used in the Business (the “Acquired Assets”), and Buyer shall purchase, acquire and accept from Seller the Acquired Assets, in each case free and clear of all Liens, except for Permitted Liens. Notwithstanding the foregoing, the Acquired Assets shall not include, and Seller shall retain, the Excluded Assets. The Acquired Assets shall expressly include, but shall not be limited to:

(a) All equipment and other tangible personal property set forth on Schedule 2.1(a);

(b) All rights in, to and under the Assumed Contracts;

(c) All Business Intellectual Property, including without limitation the items listed on Schedule 3.10(a), and all right and interest of Seller in and to the Sourced Intellectual Property;

(d) All rights in, to and under any employment, confidentiality and/or non-competition agreements between Seller and its former employees, consultants and suppliers with respect to the conduct of the Business, regardless of whether such agreements are included in the Assumed Contracts;

(e) All rights in and to any Business Permits;

(f) Prepaid expenses, including but not limited to the prepaid expenses set forth on Schedule 2.1(f);

(g) Copies of all business and accounting records, data, supplier, dealer, broker, distributor and customer lists, manuals, books, files, procedures, systems, business records, production records, advertising materials and other proprietary information relating to the Business (collectively, “Business Records”);

(h) All claims, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of recoupment and other rights of action against third parties, except to the extent the same relate to any Excluded Assets;

(i) All transferable warranties or similar rights;

(j) All other properties, assets and rights used in the Business as of the Closing Date, including all IP addresses used in the Business;

(k) All rights to the names “FirstMet,” “50More,” “The Grade,” “Are You Interested” and any other variants thereof;

(l) All rights to payments by the subscribers of the websites operated by the Business paid after the Effective Time;

(m) All log-in credentials, administrative rights and other permissions related to any of Seller’s accounts with the Persons set forth on Schedule 2.1(m) that are used in the Business; and

(n) All goodwill associated with the Business.

2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, Seller shall not sell to Buyer, and Buyer shall not acquire any patents, cash, cash equivalents, accounts receivable arising prior to the Effective Time (except as otherwise contemplated in Section 2.1(l)) or the assets set forth on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3 Assumption of Liabilities.

(a) On and subject to the terms and conditions of this Agreement, as of and after the Effective Time, Buyer shall assume the following liabilities and obligations with respect to the Business (the “Assumed Liabilities”): (i) all contractual liabilities of Seller under the Contracts assigned by Seller to Buyer and listed on Schedule 2.3(a)(i) (the “Assumed Contracts”), but, notwithstanding anything to the contrary set forth in any agreement, assignment or amendment by and among Buyer, Seller and the applicable counterparty to such Assumed Contract (or any combination thereof), only with respect to performance obligations arising after the Effective Time, and (ii) the deferred revenue liabilities set forth on Schedule 2.3(a)(ii) (the “Deferred Revenue Liabilities”).

(b) Except as expressly provided in Section 2.3(a) above, Buyer shall not assume or be liable for any other liabilities, obligations or duties of Seller. Without limiting the preceding sentence, Buyer will not assume or be responsible for any of the following (the “Excluded Liabilities”):

(i) any liability of Seller for trade payables;

(ii) any (A) Taxes of Seller; (B) Taxes relating to the Acquired Assets for any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date; (C) Taxes imposed on Buyer as a transferee or successor, by Contract or pursuant to any applicable Law (including, but not limited to, Treasury Regulation Section 1.1502-6) with respect to obligations or relationships existing on or prior to the Closing Date or by agreements entered into or transactions entered into prior to the Closing Date; and (d) any Transfer Taxes payable by Seller pursuant to Section 5.4(a);

(iii) any liability associated with or arising out of any Excluded Asset;

(iv) any liability of Seller under any Contract other than the Assumed Contracts;

(v) any liability of Seller under the Assumed Contracts with respect to performance obligations arising prior to the Effective Time;

(vi) any liability of Seller to indemnify any Person;

(vii) any claims or pending or threatened litigation against the Acquired Assets or the Business relating to events occurring prior to the Closing Date regardless of when such claims are asserted or such litigation or proceedings commenced;

(viii) any liability of Seller relating to intercompany obligations or other obligations between Seller and any current or former shareholder or Affiliate of Seller or any family member of such current or former shareholder or Affiliate;

(ix) any Debt of Seller;

(x) any liability arising out of or relating to any infringement or misappropriation of, or other conflict with, the Intellectual Property of any Person arising out of or related to the conduct of the Business or any act or omission of Seller or any predecessor or Affiliate of Seller prior to the Closing Date;

(xi) accrued workers’ compensation and medical insurance liabilities for any period prior to the Effective Time;

(xii) any liability or obligation under any Employee Benefit Plan;

(xiii) any liabilities for severance, wrongful dismissal, notice or pay in lieu of notice, whether arising by Law or Contract, in respect of the termination by Seller of any employees, former employees, contractors or former contractors of Seller;

(xiv) any severance, change of control or similar payments to employees of Seller due as a result of the Closing of the Transaction;

(xv) liabilities to any Governmental Authority;

(xvi) tort liabilities of Seller;

(xvii) criminal claims against Seller;

(xviii) any liability of Seller for costs and expenses incurred in connection with the Transaction;

(xix) any liability of Seller as a result of any events that occurred, conditions that existed, services that were performed (or were due to have been performed), or the ownership or operation of the Business on or prior to the Closing Date;

(xx) any other liabilities of Seller not expressly assumed hereunder; or

(xxi) any liability of Seller under this Agreement.

2.4 Consideration. The total consideration (the “Total Consideration”) for the Acquired Assets, in addition to the assumption of the Assumed Liabilities described in Section 2.3, shall be cash in an amount of $1,600,000 (the “Cash Consideration”). The Cash Consideration shall be payable as follows: On the Closing Date,

(a) Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to $1,500,000, payable as set forth in a funds flow memorandum executed by authorized representatives of Buyer and Seller; and

(b) Buyer shall deposit $100,000 into escrow with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Seller has delivered to Buyer true, complete and correct copies of its articles of incorporation and bylaws as in effect on the date hereof.

3.2 Authorization. Seller has the requisite corporate power and authority to execute this Agreement and all other agreements and documents contemplated hereby to which it is party. The execution and delivery of this Agreement and such other agreements and documents by Seller and the consummation by Seller of the Transaction have been duly authorized by Seller and no other action on the part of Seller is necessary to authorize the Transaction. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

3.3 No Violation. Except for the consents, authorizations and approvals listed on Schedule 3.3 and required to be obtained at or prior to Closing, the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Seller and the consummation of the Transaction will not (a) violate any provision of the articles of incorporation or bylaws of Seller; (b) violate any Law or Order of any Governmental Authority by which Seller or any of its properties or assets are bound; or (c) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any Person with respect to any Contract to which Seller is a party (including but not limited to the Assumed Contracts) or any Permit of Seller (including but not limited to the Business Permits), or any other Contract, indenture, mortgage or instrument to which Seller is a party or by which any of its properties or assets are bound.

3.4 Financial Statements and Related Matters.

(a) Seller has previously furnished to Buyer the statements of revenues and expenses of the Business for the twelve (12) months ended December 31, 2016, December 31, 2017 and December 31, 2018 (collectively with any related notes and schedules thereto, the “Financial Statements”), copies of which are attached hereto as Schedule 3.4(a). The Financial Statements are complete and accurate in all material respects.

(b) Except as disclosed on Schedule 3.4(b), the Business does not have and Seller is not aware of any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments other than trade payables and accrued expenses incurred in the ordinary course of business since December 31, 2018.

(c) Since December 31, 2018, (i) the Business has been conducted only in the ordinary course consistent with past practice, and (ii) there has not been any change in the accounting methods, principles or practices of Seller.

(d) Except for the Deferred Revenue Liabilities and as set forth on Schedule 3.4(d), there is no Debt of Seller or its Affiliates in connection with the Business or in connection with the Acquired Assets.

(e) The Deferred Revenue Liabilities set forth on Schedule 2.3(a)(ii) include all prepayments, prebilled invoices and deposits that have been received by Seller from customers for Business services to be performed (or for products to be shipped, if any), after the Closing Date. The prepaid expenses set forth on Schedule 2.1(f) include all prepayments, prebilled invoices and deposits that have been made or paid by Seller as of the date hereof to vendors or suppliers of the Business for products to be shipped, or services to be performed, after the Closing Date. All such prepayments, prebilled invoices and deposits are properly accrued for on the Financial Statements in accordance with GAAP.

(f) Set forth on Schedule 3.4(f) is a complete list of the subscribers of the Business for each month of fiscal years 2016, 2017 and 2018.

3.5 Tax Matters. Except as would not be reasonably expected to materially adversely affect the Acquired Assets or the Business or as set forth on Schedule 3.5 hereto,

(a) (i) Seller has timely paid or, in case of Taxes not yet due, has made adequate provision on its financial statements for the payment of, all Taxes for which Seller is liable for payment; (ii) all Tax deficiencies assessed against Seller for which Seller is liable as a result of any examination of Tax Returns of Seller have been paid; and (iii) Seller is not, as of the date hereof, the subject of any audit or other proceeding in respect of payment of Taxes for which Seller may be directly or indirectly liable and no such proceeding has been threatened in writing.

(b) No suits, actions, claims or proceedings have been asserted or are threatened in writing against Seller in respect of any Tax.

(c) There are no Tax Liens upon any of the Acquired Assets, except for statutory Liens for Taxes not yet due and payable.

(d) Seller has timely filed all Tax Returns required to have been filed on or prior to the Closing Date and all such Tax Returns were true, correct and complete in all material respects.

(e) Seller has withheld all Taxes required to have been withheld by it in connection with any amounts paid to any employee, creditor, independent contractor or any other third party and has paid over to the proper Governmental Authority all amounts required to have been so withheld and paid over.

(f) Seller has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of United States, state, local or foreign Tax Law.

3.6 Assets and Properties.

(a) Seller owns the Acquired Assets free and clear of any Liens, except for Permitted Liens, and Buyer will acquire the Acquired Assets at the Closing free and clear of any Liens except for Permitted Liens.

(b) The Acquired Assets set forth on Schedule 2.1(a) are in good operating condition and repair, ordinary wear and tear excepted.

(c) The Acquired Assets constitute all of the assets, properties, licenses, rights, Permits and Contracts that are being used in and that are necessary or desirable for the operation of the Business as presently conducted.

3.7 Compliance with Laws. The Business is in material compliance with all applicable Laws, and Seller possesses all necessary Permits to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted (collectively, the “Business Permits”). Set forth on Schedule 3.7 is a list of all Business Permits held by Seller and all applications pending before any Governmental Authority for the issuance of any Business Permits or the renewal thereof. There are no other such Permits which are material to the Business which Seller has not obtained or which in good industry practice Seller should hold for the conduct of the Business. Seller is not in default, nor has it received any written notice of, nor is there any claim or, to the Knowledge of Seller, any threatened claim of default, with respect to any such Business Permit. No present or former director, officer, employee or stockholder of Seller, any Affiliates of Seller, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Business Permit which Seller owns, possesses, operates under or pursuant to or uses.

3.8 Assumed Contracts. Except as set forth on Schedule 3.8, included in the Assumed Contracts are all of the Contracts to which Seller or any of its Affiliates is a party in connection with the Business. Each Assumed Contract sets forth the entire agreement and understanding between Seller and the other parties thereto. Each Assumed Contract is valid, binding and in full force and effect, and, to the Knowledge of Seller, there is no event or condition which has occurred or exists, which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Assumed Contract by Seller or any other party thereto, or could cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof. Seller does not have any reason to believe that the parties to any Assumed Contract will not fulfill their obligations thereunder.

3.9 Litigation and Related Matters. Except as set forth on Schedule 3.9, there are no judgments, decrees, actions, suits, proceedings, claims, complaints, charges, injunctions, Orders, investigations, audits or grievances before or by any Governmental Authority, at law or in equity, pending or threatened against Seller or any property or rights of Seller or pending or threatened against any present or former officer, director or employee of Seller in his or her capacity as such which relate to the Acquired Assets or the Business. Seller does not have Knowledge of any set of facts that would reasonably be expected to be the basis of a valid claim against Seller in connection with the Business or any of the Acquired Assets. Seller is not subject to any Order. Schedule 3.9 includes a description of all judgments, decrees, actions, suits, proceedings, charges, claims, complaints, injunctions, Orders, investigations, audits or grievances involving Seller or, to the Knowledge of Seller, any of its officers, directors, stockholders or employees in connection with the Acquired Assets or the Business during the five (5) year period prior to the date hereof.

3.10 Intellectual Property.

(a) Schedule 3.10(a) hereto contains a complete and accurate list of all Registered Business IP owned or purported to be owned by Seller. Such schedule indicates the title, application date, registration date, application number, registration number, expiration date, owner of record and jurisdiction, if applicable. Schedule 3.10(a) contains a complete and accurate list of all Contracts pursuant to which (i) Seller has granted to any Person any rights in the Business Intellectual Property or Sourced Intellectual Property, and (ii) any Person has granted to Seller any rights in the Business Intellectual Property, in each case excluding Ancillary Business IP. All software and compilations of data used by Seller in the Business including all Ancillary Business IP constituting software or compilations of data are exclusively owned by Seller or are used pursuant to, and within the scope of, a valid license or other enforceable right (including the appropriate number of seats being used) from a third party and is not a “bootleg” or otherwise unauthorized version or copy. To the Knowledge of Seller, there is no threatened or reasonably foreseeable loss or expiration of any Business IP, nor is there any threatened or reasonably foreseeable challenge to the validity or enforceability of any copyright, trade secret right or other Business Intellectual Property. The Business Intellectual Property does not include any mask works or rights in semiconductor masks, layouts, architectures or topography. Other than as set forth on Schedule 3.10(a), there are no actions that must be taken or fees that must be paid by Seller within one hundred twenty (120) days after the Closing in order to maintain the Registered Business IP, nor is a response to any office action in respect of any of the Registered Business IP due within one hundred twenty (120) days after the Closing.

(b) The Registered Business IP is valid and enforceable. To the Knowledge of Seller, all other Business Intellectual Property is valid and enforceable. The Business Intellectual Property is free of all Liens, except for Permitted Liens. The Business Intellectual Property contained within the Acquired Assets along with the patents licensed pursuant to the Patent License Agreement constitutes all of the Intellectual Property necessary to operate the Business as it is currently conducted. Other than Intellectual Property licensed by Seller pursuant to a Contract set forth on Schedule 3.10(a) and the Ancillary Business IP, Seller owns all the right, title and interest in and to, and in the case of Registered Business IP is the owner of record of, all Business Intellectual Property. Except as set forth on Schedule 3.10(a), no Person is entitled to any royalty, fee and/or other payment or other consideration of whatever nature with respect to the Business Intellectual Property. No present or former employee or consultant has or had any right, title, or interest, directly or indirectly, in whole or in part, in any Business Intellectual Property that has not been assigned to Seller or that also has been assigned to another Person.

(c) Seller owns or has the right to use the Business Intellectual Property and the Sourced Intellectual Property in the Business as it is currently conducted, and the consummation of the Transaction will not result in the violation, loss or material impairment of any rights of Seller in the Business Intellectual Property or Sourced Intellectual Property. Except as expressly limited by the Patent License Agreement, the Business Intellectual Property and Sourced Intellectual Property will be available for use by Buyer and its Affiliates immediately after the Closing Date on the same terms to those under which the Seller owned or used the Business Intellectual Property prior to the Closing Date and without requiring any additional payment or consideration by Buyer.

(d) To the Knowledge of Seller, (i) each item constituting part of the Registered Business IP is in full compliance with all formal legal requirements and has been, to the extent indicated on Schedule 3.10(a), registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 3.10(a), and (ii) except as set forth in Schedule 3.10(a), all such registrations, filings and issuances remain in full force and effect, and all fees and other charges with respect thereto are current and are not in any extension, grace or surcharge period. Seller has taken commercially reasonable actions common in the industry to maintain and protect all of the Business Intellectual Property owned by Seller, including the secrecy, confidentiality and value of trade secrets and other confidential information of Seller. Seller has not disclosed any confidential Business Intellectual Property to any employee, consultant, or third party other than pursuant to a written confidentiality agreement pursuant to which such employee, consultant or third party agrees to protect such confidential information and to the Knowledge of Seller no Person breached or is currently in breach of any such agreement.

(e) Except as set forth on Schedule 3.10(e): (i) there are no pending proceedings or adverse claims made or threatened against Seller with respect to the Business Intellectual Property, Sourced Intellectual Property, Seller’s rights therein or use thereof, or alleging that the Business infringes a Person’s Intellectual Property, nor does Seller know of any grounds for any bona fide claims for such a claim; (ii) Seller has not received a summons and complaint, cease and desist, licensing demand or any other written notice that any litigation has been commenced or threatened against Seller within the past five (5) years with respect to the Business Intellectual Property, the Sourced Intellectual Property, Seller’s rights therein or use thereof, or alleging that the Business infringes a Person’s Intellectual Property; (iii) to the Knowledge of Seller, there is not and has not been any infringement, misappropriation or any other unauthorized use of the Business Intellectual Property or Sourced Intellectual Property by any third party; and (iv) the Business Intellectual Property is not subject to any settlement agreements, consents, judgments, orders or forbearances to sue that limit or restrict in any manner the use or licensing thereof by Seller.

(f) The operation of the Business, taken as a whole, as such business currently is conducted or as contemplated to be conducted, including (i) Seller’s design, development, manufacture, marketing and sale of the products or services (including with respect to products currently under development) and (ii) the Business Intellectual Property, does not, to the Knowledge of Seller, infringe or misappropriate any other Person’s copyright or trade secret, or constitute unfair competition, or, to the Knowledge of Seller, infringe, violate, misuse or misappropriate any other Intellectual Property of any other Person. Seller has not received any written notice, written request for indemnification or written threat from any Person alleging any of the foregoing and to the Knowledge of Seller has not received any such oral notice, request or threat.

(g) Seller has taken commercially reasonable steps, including providing plans, procedures and facilities, compliance with such plans and procedures, and periodic testing of the adequacy of such plans, procedures and facilities to protect and provide security for the information technology systems and software used in connection with the Business and providing disaster recovery for the information technology systems and business used in connection with the Business and except as set forth on Schedule 3.10(g), to the Knowledge of Seller there have been no unauthorized intrusions or breaches of the security of such information technology systems or access to or modification of any data contained therein. Except as set forth on Schedule 3.10(g), all available security patches and updates have been applied to the information technology systems and software used by the Business and the Seller has taken commercially reasonable steps to ensure that future security patches and updates for the information technology systems and software used by the Business will be made available to, and applied by, Seller. Schedule 3.10(g) sets forth all of the open source software or freeware incorporated into software or products or otherwise used by Seller, including identification of the software, the license under which it is being used, and a description of how it is being used and any other software it is incorporated into or used in connection with. To the Knowledge of Seller, no open source software or freeware has been incorporated into the software or products of Seller that would, or would reasonably be expected to, in any way limit Seller’s or Buyer’s ability to make, use or sell any such product, require the disclosure of source code for or require the license on a royalty-free basis of any Seller owned software or that would diminish or transfer the rights of ownership in any Intellectual Property or software of Seller to a third party. All software covered or embodied by Business Intellectual Property, and all Internet sites operated by Seller in connection with the Business, other than those still under development and not commercially released, perform materially in accordance with all specifications, documentation and other written materials. Seller employs commercially reasonable measures to ensure that all software covered or embodied by Business Intellectual Property, and all Internet sites operated by Seller in connection with the Business remain, and to the Knowledge of Seller they currently are, free from any material defect, bug, “Trojan Horse,” malware, spyware, or other virus or programming design or documentation error, corruptant, or unpatched security vulnerability.

(h) To the Knowledge of Seller, all Sourced Intellectual Property, data, images and works of authorship that have been collected, stored, maintained or otherwise used by Seller have been collected, stored, maintained and used in accordance with all Laws, guidelines, Seller’s applicable policies, Contracts and industry standards.

3.11 Privacy and Information Security.

(a) Seller has used commercially reasonable efforts to ensure that, at all times prior to the Closing Date, the Business is in compliance with all Privacy Laws. Without limiting the breadth of the foregoing, with regard to compliance with Foreign Privacy Laws, Seller has used commercially reasonable efforts to ensure that the Business has (i) complied with Foreign Privacy Laws in connection with its activities related to the Processing of Personal Data (“Data Processing Activities”), (ii) Processed Personal Data fairly, lawfully and for specified, explicit and legitimate purposes, (iii) obtained all necessary consents of the Data Subjects in a form appropriate for each jurisdiction that requires such consent, (iv) implemented technical and administrative security measures ensuring a level of security appropriate to the risks represented by the Data Processing Activities and the nature of the data to be protected, (v) implemented technical and administrative measures sufficient to allow Data Subjects to access Personal Data for the purposes of objecting to and rectifying errors in Personal Data, (vi) implemented appropriate technical and administrative measures sufficient to protect Personal Data against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access or any unlawful forms of Processing. Seller has used commercially reasonable efforts to ensure that any third parties responsible for Processing its Personal Data have implemented technical and administrative measures similar to those set forth in clauses (v) and (vi) above. Seller has used commercially reasonable efforts to ensure that, in the event of a transfer of Personal Data to another country that does not adequately protect Personal Data (as specified by the country in which the Personal Data originates), (A) the recipient of such Personal Data has implemented reasonable technical and administrative measures to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access or any unlawful forms of Processing, (B) all Data Subjects have validly consented to the transfer of Personal Data to the recipient, (C) any recipient of such Personal Data located in the United States has complied with the requirements (including the self-certification requirement) of Privacy Shield, or entered into an appropriate data protection agreement, if required, or (D) it has implemented other legitimate cross-border data transfer mechanisms in compliance with Privacy Laws.

(b) Seller has used ongoing commercially reasonable efforts to provide, and to the Knowledge of Seller has provided, sufficient disclosure to Data Subjects with respect to its privacy and security practices, including providing all notices and obtaining all consents required under Privacy Laws. Such disclosures have not contained any material omission or misstatement of Seller’s privacy policies or its privacy practices.

(c) Seller does not have Knowledge of any actual, alleged or asserted violation of any U.S. Privacy Laws or Foreign Privacy Laws in connection with the Business.

(d) To the Knowledge of Seller, no Personal Data has been collected by Seller in connection with the Business or transferred by Seller in connection with the Business to third parties in violation of any U.S. Privacy Laws or Foreign Privacy Laws. There are no written notices, claims, investigations or proceedings pending, or, to the Knowledge of Seller, threatened, by state or federal agencies, or private parties involving notice or information to individuals that Personal Information held or stored by Seller in connection with the Business has been compromised, lost, taken, accessed or misused.

(e) To the Knowledge of Seller, there has been no unauthorized disclosure of Personal Information maintained by Seller in connection with the Business and there is no reasonable basis to believe that the confidentiality, security or availability of any records containing Personal Information has been compromised or potentially compromised.

(f) All websites, mobile applications and other online facilities established or maintained by Seller in connection with the Business that are accessible to individuals contain privacy notices advising individuals as to how their Personal Data will be used, collected, stored and protected. Seller does not collect, store or maintain Personal Data received via its online facilities, except in a manner consistent with its published privacy policies and uses ongoing commercially reasonable efforts to ensure that such collection, storage and maintenance of Personal Data is done in a manner that provides safe and secure storage and protection of such Personal Data.

(g) Seller has entered into written agreements with all of its vendors, service providers and other entities in connection with the Business (“Business Third Party Service Providers”) to which it provides Personal Information or access to Personal Information, requiring such Business Third Party Service Providers to protect such Personal Information in a manner that is substantially similar to the protections that Seller is required to provide by Privacy Laws, or pursuant to its published privacy policies or applicable contracts.

(h) In connection with the Business, Seller (a) has used and will continue to use ongoing, commercially reasonable efforts to ensure that, at all times prior to the Closing Date, Seller is in compliance with all contractual requirements pursuant to which Seller is obligated to protect (or to require Company’s Third Party Service Providers to protect) Personal Data, including without limitation the Payment Card Industry Data Security Standard, and (b) has not received notice (in writing or otherwise) regarding any actual, alleged or asserted violation of any such contractual obligation.

(i) Except as set forth on Schedule 3.11(i), Seller does not have Knowledge of any act or attempt, successful or unsuccessful, to gain unauthorized access to, disrupt or misuse any Information System of the Business or information stored on such Information System that required or would be reasonably likely to require notification to any person or governmental agency pursuant to (a) any Privacy Laws or (b) any contractual obligation to which the Business is subject.

(j) Seller has the full power and authority to transfer to Buyer any and all rights of Seller in any Personal Information in its possession or control. There is no obligation or limitation, imposed by Privacy Laws or otherwise, that would prevent Buyer following the Closing from using such Personal Information in a manner consistent with the Business as currently conducted.

(k) This Section 3.11, together with Section 3.10(g), sets forth the sole and exclusive representations and warranties of Seller under this Agreement with respect to compliance with Foreign Privacy Laws.

3.12 Employee Benefit Plans.

(a) Set forth on Schedule 3.12(a) is a list of all Employee Benefit Plans for those employees dedicated to the Business.

(b) Neither Seller nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to (or has ever maintained, sponsored, contributed to, or had any obligation to contribute to), or has any current or potential obligation or liability under or with respect to (i) any “defined benefit plan” as defined in section 3(35) of ERISA or any other plan subject to the funding requirements of section 412 of the Code or section 302 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in section 3(37) of ERISA, or (iii) any benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage). Neither Seller nor any ERISA Affiliate has any current or potential liability or obligation under Title IV of ERISA. Seller and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA.

(c) The transactions contemplated by this Agreement will not cause Buyer to incur or suffer any obligation or liability (contingent or otherwise) relating to any Employee Benefit Plans. Seller is solely responsible for any obligation or liability relating to any Employee Benefit Plans. Seller is in compliance, in all material respects, with the terms of the Employee Benefit Plans and any Laws applicable to the Employee Benefit Plans affecting employees of Seller.

(d) Except as set forth on Schedule 3.12(d), neither the execution of this Agreement nor the Closing will: (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Employee Benefit Plan, or (iii) result in any parachute payment that would not be deductible by reason of the application of Code Section 280G.

3.13 Employees; Employee Relations.

(a) Schedule 3.13(a) sets forth a complete list of the employees of Seller engaged in the Business, redacted as necessary to comply with privacy Laws but generally identified by employee, specifying the date of hire, title, job description, whether salaried or non-salaried, current annual salary or rate of pay (if not salaried), exempt or non-exempt, and other compensation (including, without limitation, normal bonus, profit-sharing, commission and other compensation) now payable by Seller to each employee of Seller engaged in the Business, annual vacation entitlement in days, and any benefits that are not offered to all employees.

(b) Seller is not a party to, nor bound by, the terms of any collective bargaining agreement, contract, letter of understanding (formal or informal) with any labor union or organization representing employees engaged in the Business, and Seller has not experienced any material labor disputes or work stoppages. There are no, and during the five (5) year period prior to the date hereof have not been, any material labor disputes, labor strikes, work stoppages or lockouts existing, or to the Knowledge of Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees engaged in the Business. To the Knowledge of Seller, there have been no union organizing activities among the employees of Seller engaged in the Business within the past five (5) years, and there are no discussions or negotiations pending or occurring between Seller and any union or employee association regarding any collective bargaining agreement or any other work rules or policies which might otherwise affect the Business. In the past five (5) years, no labor organization, employee or group of employees of Seller engaged in the Business has, to the Knowledge of Seller, petitioned the National Labor Relations Board for union representation of such employees, nor made any written or, to the Knowledge of Seller, oral demand for recognition with respect to any employees engaged in the Business. No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the Knowledge of Seller, is threatened. No charges or proceedings before the National Labor Relations Board, or similar Governmental Authority, exist, or to the Knowledge of Seller, are threatened in connection with any employees engaged in the Business.

(c) No legal proceedings, charges, complaints, or similar actions exist under any Laws affecting the employment relationship between Seller and any of its employees engaged in the Business, and to the Knowledge of Seller, no proceedings, charges, or complaints are threatened under any such Laws and, to the Knowledge of Seller, no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. Seller is not, nor during the five (5) years prior to the date hereof has been, subject to any settlement or consent decree with any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies affecting or applicable to the employees engaged in the Business (including involving harassment, retaliation, wrongful termination or wage and hour violations, unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations); no Governmental Authority has issued an Order with respect to the labor and employment practices (including practices relating to discrimination) of Seller in connection with employees engaged in the Business. Seller has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation or audit with respect to or relating to Seller’s conduct involving employees engaged in the Business and no such investigation or audit is in progress or threatened. Seller has at all times complied with all applicable Laws relating to Seller’s employment of its employees engaged in the Business, including but not limited to, those relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, discrimination and the withholding of payroll taxes.

(d) Seller has paid for all wages, incentives, vacation, sick leave, accumulated time off, Employee Benefit Plan payments and other remuneration earned by employees or otherwise payable to employees engaged in the Business, all of which are accurately reflected in the Financial Statements as of the respective dates thereof. There are no unpaid wages, incentives, vacation pay, benefits, commissions, severance payments, other contractual obligations or any other amount owed to any employees engaged in the Business. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of Seller involving employees engaged in the Business and Seller has not been reassessed under such legislation during the past three (3) years and no audit is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(e) Each independent contractor who has performed or is currently performing services for or on behalf of the Business has been properly classified as an independent contractor and Seller has not received any notice from any Governmental Authority disputing such classification. Seller is not engaged with any personnel agency in respect of the Business.

(f) Except as disclosed on Schedule 3.13(f), Seller is not a party to any agreement with any Retained Employee or other party engaged in the Business that provides for compensation, severance pay, benefits, or the vesting of options, shares or any other equity interest as a result of the consummation of the Transaction.

(g) The Business does not involve contracts or subcontracts with governmental agencies so as to subject Seller to Executive Order 11246 or any similar federal or state Laws, regulations, or executive orders imposing affirmative action obligations.

(h) Seller is not a party to any consulting agreements or independent contractor agreements with any individual or entity for the provision of labor services in connection with the Business.

(i) During the two (2) year period prior to the Closing, there has been no “mass layoff” or “plant closing” as defined that did or could implicate by the Worker Adjustment and Retraining Notification Act or any similar state or local “plant closing” Law with respect to the current or former employees of Seller engaged in the Business.

3.14 Insurance. Set forth on Schedule 3.14 is a list of claims paid by Seller’s insurance carriers and in connection with the Business (including the employees of the Business) or the Acquired Assets during the three (3) year period prior to the date hereof.

3.15 Warranties. Set forth on Schedule 3.15 is a complete list of all liabilities and obligations under any warranties furnished by Seller to the customers of the Business with respect to services provided to such customers prior to the date hereof, including the costs related thereto. Except as set forth on Schedule 3.15, all services rendered by Seller have been in conformity with all contractual commitments and all express and implied warranties. No services provided (or products or goods sold, if any) by Seller are subject to any guaranty, warranty or other indemnity except as set forth on Schedule 3.15. has previously provided to Buyer copies of all applicable warranties.

3.16 Business Relations. Schedule 3.16 sets forth a complete and accurate list of (a) the customers of the Business that accounted for $5,000 or more in revenues in any of fiscal years 2016, 2017 or 2018, (b) the top ten (10) vendors and suppliers of the Business as measured in terms of expenditure with respect to fiscal years 2016, 2017 or 2018, and (c) the marketing vendors of the Business that accounted for $5,000 or more in expenditures in any of fiscal years 2016, 2017 or 2018, together with the amount of such revenue or expenditure for such years for each. No such customer or supplier has threatened (orally or in writing) to cease to do business with the Business or, to the Knowledge of Seller, intends to modify such relationship in a manner which is less favorable to the Business, and, to the Knowledge of Seller, there exists no set of facts that would be reasonably likely to result in such a termination or modification. Seller is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of the suppliers to the Business.

3.17 Absence of Certain Changes or Events. Except as set forth on Schedule 3.17 or as otherwise contemplated by this Agreement, since December 31, 2017, there has not been (a) any damage, destruction or casualty loss to the physical properties of Seller used in the Business (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (b) any Material Adverse Effect in the business, operations, condition (financial or otherwise) or results of operations or prospects of the Business; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Business, except transactions, commitments or agreements in the ordinary course of business consistent with past practice; (d) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets, tangible or intangible, of Seller used in the Business; (e) any change in the relations of Seller with or loss of the customers or suppliers of the Business, or any loss of business or increase in the cost of services or inventory items or change in the terms offered to customers; (f) any acceleration, termination, modification or cancellation of any Contract in connection with the Business; or (g) any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business that could have a Material Adverse Effect.

3.18 Interests in Other Persons. Except as set forth on Schedule 3.18, no director, officer or other Affiliate of Seller possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any corporation, firm, association or business organization which is a supplier, customer, distributor, broker, lessor, lessee, sublessor, sublessee or competitor of the Business or otherwise having a contractual relationship with Seller in connection with the Business. Ownership of securities of an entity whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of two percent (2%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section.

3.19 Brokerage, Financial Advisor or Finder Fees. Except as set forth on Schedule 3.19, no agent, advisor, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from Seller or from any of Seller’s Affiliates in connection with any of the Transaction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Existence and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed as a foreign limited liability company and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Buyer has delivered to Seller true, complete and correct copies of its certificate of formation and limited liability company operating agreement as in effect on the date hereof.

4.2 Authorization. Buyer has the requisite limited liability company power and authority to execute this Agreement and all other agreements and documents contemplated hereby to which it is party. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the Transaction have been duly authorized by Buyer and no other action on the part of Buyer is necessary to authorize the Transaction. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

4.3 No Violation. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the Transaction will not (a) violate any provision of the organizational documents of Buyer, (b) violate any Laws or Orders of any Governmental Authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any Person with respect to any Contract to which Buyer is a party or by which its properties or assets is bound.

4.4 Consents. No consent, Order, approval or other authorization of any Governmental Authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the Transaction.

4.5 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, Person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from any of the parties hereto, or from any of their respective Affiliates in connection with the Transaction.

ARTICLE V
COVENANTS OF THE PARTIES

5.1 Records Pertaining to Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer copies of the Business Records.

5.2 Public Announcements. At and after the Closing, neither Party nor its Affiliates shall issue any press release or public announcement concerning this Agreement or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the other Party’s prior written approval, which approval will be in such Party’s sole discretion, unless any disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Seller lists securities; provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, (a) Seller shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with Buyer with respect to the text thereof, and (b) Seller shall use its reasonable best efforts to avoid disclosure of the beneficial ownership of or the identity of the Persons in control of Buyer.

5.3 Employee Matters.

(a) Seller shall not enforce against any of the employees of the Business set forth on Schedule 5.3(a) (each a “Retained Employee” and collectively the “Retained Employees”) any non-compete or similar contractual obligations, or otherwise assert with respect to any such Retained Employee any claims that would otherwise prohibit or place conditions on such Retained Employee’s employment by Buyer or any of its Affiliates. Buyer shall not assume any employment agreement or other Contract, or any severance obligations or other compensatory programs or Employee Benefit Plan, including equity compensation plans, covering such Retained Employees in effect on or prior to the Closing Date, and Seller shall take sufficient steps to terminate any obligations and/or provide required notice under such agreements, plans or programs prior to Closing. Seller shall pay the liabilities of any outstanding balances for accrued, unused vacation days, sick days and personal holidays as of the Closing Date with respect to each Retained Employee that are payable upon termination of such employment pursuant to Seller’s paid time off policy and applicable Laws, at Closing.

(b) Seller shall be financially responsible for perpetuating the group health plan continuation coverages for all employees of Seller and their eligible dependents through the Closing Date.

(c) The Parties acknowledge and agree that all provisions contained in this Section 5.3 with respect to the employees or independent contractors of Seller are included for the sole benefit of Buyer and Seller, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employees or former employees of Seller, any participant in any Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment or engagement with Buyer or Seller, or any of their respective Affiliates.

5.4 Tax Matters.

(a) Transfer Taxes. All excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, property transfer and similar Taxes, levies, charges and fees (“Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer and Seller shall reasonably cooperate in the preparation and filing of any Tax Return with respect to Transfer Taxes.

(b) Tax Allocation. The Total Consideration shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) in the manner specified in Schedule 5.4(b). Buyer and Seller shall report and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with Schedule 5.4(b), and neither Buyer nor Seller shall take any position that is inconsistent with such allocation unless required to do so by applicable Law. The parties will promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 5.4(b) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(c) Tax Apportionment. Seller and Buyer hereby agree that all ad valorem Taxes relating to the Acquired Assets shall be prorated to take into account the period of time such assets were owned by Seller and Buyer, based upon the Tax rates and assessed values in effect for the last full year prior to the date hereof as to which such Taxes have been assessed.

5.5 Trade Payables. No later than sixty (60) days after the Closing, Seller shall pay all trade payables related to the Business that were accrued during periods prior to the Closing (“Seller Payables”). Seller understands and agrees it shall not be entitled to reimbursement from Buyer for the payment of Seller Payables. If Seller fails to pay any Seller Payables hereunder within such sixty (60) day period, Buyer may (but shall not be under any obligation to) pay any such unpaid owing payable on Seller’s behalf and such payment will be deemed Losses to which Buyer is entitled to indemnification by Seller under the terms of ARTICLE VII.

5.6 Records. No later than thirty (30) days after the Closing Date, Seller shall erase from any of its systems that were not included in the Acquired Assets and either destroy or convey to Buyer any documents or other records containing any of the following: (i) any computer software (in source code or executable form) included in the Business Intellectual Property, (ii) any trade secrets or other confidential information related to the Business Intellectual Property or the Business, and (iii) any Sourced Intellectual Property.

ARTICLE VI
CLOSING

6.1 Closing. Subject to the satisfaction or waiver of all conditions to the consummation of the Transaction, the closing of the Transaction (the “Closing”) shall take place on the date hereof (the “Closing Date”). The Closing shall not be deemed to have been completed until each of the steps set forth in this Article VI has been completed or has been waived by Buyer with respect to Section 6.2 hereof or by Seller with respect to Section 6.3 hereof. The Closing shall be effective as of 11:59 p.m. New York, New York time on the Closing Date (the “Effective Time”).

6.2 Conditions to Buyer’s Obligations. The obligation of Buyer to effect the Closing shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(a) Consents and Approvals. Seller shall have obtained and delivered to Buyer copies of all consents listed on or required to be listed on Schedule 3.3.

(b) Certificates. Seller shall have delivered to Buyer (i) certificates of the appropriate Governmental Authorities, dated as of a date not more than ten (10) days prior to the Closing Date, attesting to the existence and good standing of Seller in its jurisdiction of formation and of each jurisdiction where it is qualified or licensed; (ii) a copy, certified by the appropriate Governmental Authority of the jurisdiction of formation as of a date not more than ten (10) days prior to the Closing Date, of the organizational documents and all amendments thereto of Seller; (iii) a copy certified by an officer of Seller, dated the Closing Date, of the bylaws of Seller; and (iv) a certificate, dated the Closing Date, of an officer of Seller, relating to the incumbency and corporate proceedings in connection with the consummation of the Transaction.

(c) Bills of Sale and Assignments. Seller shall have executed and delivered to Buyer a bill of sale, an Intellectual Property assignment and such other instruments of conveyance with respect to the Acquired Assets as Buyer requests in form and substance satisfactory to Buyer.

(d) Assignment and Assumption of Assumed Contracts. Seller shall have executed and delivered to Buyer an assignment and assumption agreement with respect to the Assumed Contracts in form and substance satisfactory to Buyer.

(e) Escrow Agreement. Seller shall have executed and delivered to Buyer an escrow agreement in form and substance reasonably acceptable to Seller and Buyer (the “Escrow Agreement”).

(f) Patent License Agreement. Seller shall have executed and delivered to Buyer a patent license agreement in form and substance reasonably acceptable to Seller and Buyer (the “Patent License Agreement”).

(g) FIRPTA Certificate. Seller shall have executed and delivered to Buyer a duly executed certificate of Seller stating that under Treasury Regulations Section 1.1445-2(b) Seller is not a foreign person within the meaning of Section 1445 of the Code, in such form as is reasonably acceptable to Buyer.

(h) Transition Service Agreement. Seller shall have executed and delivered to Buyer a Transition Services Agreement in form and substance reasonably acceptable to Seller and Buyer (the “Transition Services Agreement”).

(i) Other Documents. Buyer shall have received such other documents as Buyer reasonably deems necessary to effect the Transaction.

6.3 Conditions to Obligations of Seller. The obligation of Seller to effect the Closing shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(a) Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the Transaction shall have been obtained.

(b) Certificates. Buyer shall have delivered to Seller (i) a certificate of the appropriate Governmental Authority, dated as of a date not more than ten (10) days prior to the Closing Date, attesting to the existence and good standing of Buyer in its jurisdiction of formation; (ii) a copy, certified by the appropriate Governmental Authority of the jurisdiction of formation as of a date not more than ten (10) days prior to the Closing Date, of the organizational documents and all amendments thereto of Buyer; (iii) a copy certified by an officer of Buyer, dated the Closing Date, of the limited liability company operating agreement of Buyer; and (iv) a certificate, dated the Closing Date, of an officer of Buyer, relating to the incumbency and company proceedings in connection with the consummation of the Transaction.

(c) Assignment and Assumption of Assumed Contracts. Buyer shall have executed and delivered to Seller an assignment and assumption agreement with respect to the Assumed Contracts in form and substance reasonably satisfactory to Seller.

(d) Escrow Agreement. Buyer shall have delivered to Seller the Escrow Agreement, executed and delivered by Buyer and the Escrow Agent.

(e) Patent License Agreement. Buyer (or an Affiliate of Buyer) shall have executed and delivered to Seller the Patent License Agreement.

(f) Transition Services Agreement. Buyer shall have executed and delivered to Seller the Transition Services Agreement.

ARTICLE VII
INDEMNIFICATION

7.1 Buyer’s Losses. Seller agrees to indemnify and hold harmless Buyer and each of its Affiliates, members, shareholders, managers, directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any of them by reason of (a) any representation or warranty made by Seller in or pursuant to this Agreement being untrue or incorrect in any respect; (b) any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement; (c) any Excluded Liability; or (d) any matter listed or required to be listed on Schedule 3.9.

7.2 Seller’s Losses. Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any of them by reason of (a) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any respect; (b) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement; or (c) the Assumed Liabilities.

7.3 Losses. “Losses” shall mean all damages (including, without limitation, amounts paid in settlement with the Indemnifying Party’s consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, diminution in value, costs (including, without limitation, reasonable attorney’s fees), Taxes, penalties, fines, interest, monetary sanctions and expenses incurred by an Indemnified Party, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce an Indemnified Party’s right to indemnification hereunder.

7.4 Notice of Loss. Except to the extent set forth in the next sentence, a Party will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a written notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article VII, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer’s Losses, Seller shall be the “Indemnifying Party” and Buyer and each of its Affiliates, members, shareholders, managers, directors, officers, employees, representatives, agents and attorneys shall be the “Indemnified Party.” With respect to Seller’s Losses, Buyer shall be the “Indemnifying Party” and Seller and its shareholders, directors, officers, employees, representatives, agents and attorneys shall be the “Indemnified Party.”

7.5 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must reasonably cooperate in any such defense or other action; provided, however, (a) the Indemnifying Party shall not have the right to defend, contest or otherwise protect against any suit, action, investigation, claim or proceeding involving or related to Taxes, customers of the Business or criminal investigations, (b) the Indemnifying Party must conduct the defense of the claim actively and diligently thereafter in order to preserve its rights in this regard, (c) as a condition to undertaking such defense, the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder, and (d) the Indemnifying Party shall not have the right to defend, contest or otherwise protect against any suit, action, investigation, claim or proceeding in the event the Indemnified Party determines, in its reasonable discretion, that a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such matter. If the Indemnifying Party so elects to take control of the defense and investigation of such suit, action, investigation, claim or proceeding, the Indemnifying Party will be entitled (i) to employ and engage attorneys of its choice that are reasonably acceptable to the Indemnified Party to handle and defend the same and (ii) to compromise or settle such suit, action, investigation, claim or proceeding only with the prior written consent of the Indemnified Party. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof, provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (a) the Indemnifying Party is contesting such claim in good faith or (b) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

7.6 Cooperation. Buyer, Seller, and each of their Affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

7.7 Limitation on Remedies. Notwithstanding anything to the contrary in this Agreement, the liability of the parties under this Agreement shall be limited as follows:

(a) In no event shall any amounts be recovered from a Party for any matter for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (“Claim Notice”) is not delivered to the opposite Party prior to the time that such representations and warranties terminate pursuant to Section 7.7(b).

(b) The representations and warranties of the Parties set forth in this Agreement shall survive the Closing, and such representations and warranties shall terminate eighteen (18) months following the Closing Date, except that (i) the representations and warranties in Sections 3.1 (Existence and Good Standing), 3.2 (Authorization), 3.6(a) (Title to Assets and Properties), 3.19 (Brokerage, Financial Advisor or Finder Fees), 4.1 (Existence and Good Standing), 4.2 (Authorization) and 4.5 (Brokerage, Financial Advisor or Finder Fees) shall survive indefinitely, and (ii) the representations and warranties in Section 3.4 (Tax Matters) shall survive until ninety (90) days after the expiration of the applicable statute of limitations (the representations and warranties listed in clauses (i) and (ii) are collectively referred to as the “Fundamental Representations”); provided, however, that any such representation, warranty, covenant or agreement that is the subject of a Claim Notice delivered in good faith in compliance with the requirements of Section 7.7(a) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (y) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (z) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

(c) Neither Party shall be entitled to indemnification unless and only to the extent that the Losses of such Party exceed $25,000 in the aggregate (the “Threshold”), after which point such Party shall be entitled to indemnification for all Losses, including those below the Threshold. The maximum amount of Losses incurred by either Party or its Indemnified Parties pursuant to Sections 7.1(a) or 7.2(a) for which the other Party shall be liable pursuant to this ARTICLE VII shall be an amount not to exceed $500,000 (the “Cap”). Notwithstanding the foregoing, Losses resulting from a breach by either Party of any Fundamental Representation or from fraud or an intentional misrepresentation shall not be subject to the Threshold or to the Cap. The indemnification provisions of Article VII shall be the exclusive remedy of the Parties for any breach of any representation or warranty under this Agreement.

7.8 Characterization of Indemnity Payment for Tax Purposes. All amounts payable under Sections 7.1 or 7.2 shall be treated for all Tax purposes as adjustments to the Total Consideration, except as otherwise required by law.

7.9 Materiality. It is understood and agreed among the Parties that, for purposes of this Article VII, solely for purposes of calculating the amount of Losses from an inaccuracy or breach of a representation or warranty which is qualified as to materiality, “Material Adverse Effect” or similar materiality limitations or contains an exception for matters that would not have a Material Adverse Effect, such representation or warranty shall be read as if it were not so qualified or contained no such exception.

ARTICLE VIII
POST-CLOSING MATTERS

8.1 Access; Cooperation. From and after the Closing, Seller will give to Buyer and its Affiliates and each of their authorized employees, agents and representatives reasonable access, during normal business hours, to its properties, books, records and employees to the extent necessary to permit Buyer or any of its Affiliates to comply with its financial reporting, accounting or auditing obligations with respect to the Business, and otherwise to the extent that Buyer, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with its Tax, regulatory, litigation, contractual or other legitimate matters.

8.2 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the Closing Date until the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), Seller shall not and shall cause its Affiliates not to, directly or indirectly, in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the online dating business or the dating business generally or that otherwise competes with the Business (a “Restricted Business”); provided, however, that

(i) the other lines of business owned and operated by Seller as of the Closing Date (collectively, “Other Business Lines”), including but not limited to the site owned and operated by Seller located at www.Paltalk.com (the “Paltalk Site”), shall not be deemed to be a Restricted Business so long as:

(A) Seller does not market or promote any such Other Business Line as a dating site, or with the use of words, phrases, images or video related to “dating,” “singles,” “love,” “romance,” “marriage,” “hooking up,” “partners,” “partnership,” “couples,” or any formulation similar or related to the aforementioned (collectively, “Restricted Content”) (provided, however, that words and phrases such as “meeting new people,” “finding friends” or similar or related formulations shall not be deemed to be Restricted Content); and

(B) on and after the Closing Date, Seller does not create user categories, groups, chatrooms, forums or other content or functionality on any Other Business Line that uses or is thematically based on the Restricted Content (provided, however, that (I) Buyer acknowledges and agrees that those user categories, groups, chatrooms and forums that are already in existence and active on any Other Business Line as of the Closing Date shall not be deemed to violate this Section 8.2(a), so long as any of the foregoing is not materially modified during the Restricted Period, and (II) Buyer acknowledges and agrees that content on any Other Business Line that is generated by its users and the creation of which is not initiated by Seller or with Seller’s active assistance and that uses or is thematically based on the Restricted Content shall not be deemed to violate this Section 8.2(a)); and

(ii) the restrictions contained in this Section 8.2(a) shall not restrict the acquisition by Seller or any of its Affiliates, directly or indirectly, of less than 1% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

Notwithstanding the terms of Section 8.2(a)(i), Seller covenants and agrees that, no later than five (5) Business Days after the Closing Date, it shall remove any content on the Paltalk Site consisting of “internally generated” blog content created by Seller that uses or is thematically based on the Restricted Content.

(b) During the Restricted Period, Seller shall not and shall cause its directors, officers, employees and Affiliates not to (i) cause, solicit, induce or encourage any employees of Buyer or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual, or (ii) cause, solicit, induce or encourage any client, customer, supplier or licensor of the Business, or prospective client, customer, supplier or licensor of the Business with whom active discussions or negotiations ensued (including any existing or former customer of Seller and any Person that becomes a client or customer of Buyer after the Closing) or any other Person who has a material business relationship with Buyer, to terminate or negatively modify any such actual or prospective relationship with Buyer or its Affiliates.

(c) From and after the date hereof, Seller shall not and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers and employees of Buyer or its Affiliates or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer or its Affiliates, any Confidential Information (as defined below). Seller and its directors, officers, employees or Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. “Confidential Information” is any formula, pattern, device or compilation of information which is used in the Business and includes, but is not limited to, proprietary technology, operating procedures and methods of operation, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, the substance of agreements with customers, subcontractors and others, marketing and similar arrangements, servicing and training programs and arrangements, customer and subcontractor lists, customer profiles, customer preferences, other trade secrets and any other documents embodying confidential and proprietary information. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d) The covenants and undertakings contained in this Section 8.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.2 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 8.2 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.2 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 8.2 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity. In the event Buyer were to seek damages for any breach of this Section 8.2, the portion of the Total Consideration which is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.2 is unenforceable, unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced against the applicable Party.

8.3 Non-Disparagement. Each Party shall not and shall cause its directors, officers, employees and Affiliates not to (a) make any negative, derogatory, defaming or disparaging statements or comments, oral or written, about the Business, the other Party or any of the other Party’s Affiliates, directors, managers, shareholders, members, partners, employees, agents or representatives or (b) engage in any conduct or communication with the intent or that has the effect of disparaging the Business, the other Party or any of the other Party’s Affiliates, directors, managers, shareholders, members, partners, employees, agents or representatives.

8.4 Rights of Endorsement. From and after the Closing, Seller shall continue to have the right and authority to collect all receivables and other Excluded Assets and Seller agrees that it will transfer or deliver promptly to Buyer from time to time, any cash or other property that Seller may receive with respect to any of the Acquired Assets.

ARTICLE IX
MISCELLANEOUS

9.1 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and no Party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

9.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and each of their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of all other Parties; provided, however, that Buyer may assign its rights to any of its Affiliates, its lenders or to a successor of the business of Buyer, in each case without the consent of Seller.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

9.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.5 Use of Certain Terms. As used in this Agreement, the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, or other subdivision.

9.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.7 Schedules. All Schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein, and all references to this Agreement herein or in any such Schedules shall refer to and include all such Schedules.

9.8 Notices. Any notice, request, instruction, document or other communication to be given hereunder by any Party hereto to any other Party hereto shall be in writing and validly given if (a) delivered personally, (b) sent by email, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

If to Buyer, to:

[To be provided under separate cover]

If to Seller, to:

PeerStream, Inc.

122 East 42nd St., Suite 260

New York, NY 10168

Attention: Jason Katz

Email: jkatz@peerstream.com

with a copy to:

Pryor Cashman

7 Times Square

New York, NY 10036

Attention: Richard S. Frazer

Email: rfrazer@pryorcashman.com

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered personally, or sent by facsimile, email or overnight express in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the Party to whom it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

9.9 Governing Law; Jurisdiction. This Agreement shall be construed, enforced, and governed by the internal laws of the State of Delaware (without regard to its choice of law principles). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the state and federal courts located the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9.10 Responsibility for Taxes. Subject to the terms of Section 5.4(a), each Party shall be responsible for any Taxes that such Party may incur pursuant to the Transaction.

9.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.12 Expenses. Each Party shall pay all of its own costs and expenses incurred by it in connection with the Transaction.

9.13 Third Party Beneficiaries. Except as otherwise specifically provided in Article VII, no individual or firm, corporation, partnership, or other entity shall be a third-party beneficiary of the representations, warranties, covenants, and agreements made by any Party hereto.

9.14 Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

9.15 Further Assurances. From time to time after the Closing, at the request of any other Party but at the expense of the requesting Party, Buyer or Seller, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other Party may reasonably request in order to consummate the Transaction.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BUYER:

THE DATING COMPANY LLC

By:	/s/ Jonathan Mason
Title:	Assistant Secretary

SELLER:

PEERSTREAM, INC.

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]